EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The 1165(e) Retirement Plan Committee
Oriental Financial Group Inc. CODA
    Arrangement Profit Sharing Plan:
We consent to the incorporation by reference in the registration statement on Form S-8 dated January 24, 2003 (File No. 333-102696) of Oriental Financial Group Inc. of our report dated June 29, 2010, with respect to the statements of net assets available for benefits of Oriental Financial Group, Inc. CODA Profit Sharing Plan as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009 and the supplemental schedules, which report appears in the December 31, 2009 annual report on Form 11-K of Oriental Financial Group Inc.
/s/ KPMG LLP
San Juan, Puerto Rico
June 29, 2010

17